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                                                                    Exhibit 23.1
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             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


We consent to the inclusion in this Registration Statement of Advanced Technology Industries, Inc. on Form SB-2 of our report dated May 27, 2005, which includes an explanatory paragraph as to the Company's ability to continue as a going concern with respect to our audits of the consolidated financial statements of Advanced Technology Industries, Inc. as of December 31, 2004 and for the years ended December 31, 2004 and 2003 and the period from inception (October 1, 1999) through December 31, 2004, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.



/s/ Marcum & Kliegman LLP
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New York, New York
October 31, 2005